EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2/A dated April 2, 2007, of White Mountain Titanium Corporation (An Exploration State Company) (the “Company”) of our report dated February 16, 2007, relating to the Company’s consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations and deficit, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004, and the cumulative period from inception (November 13, 2001) through December 31, 2006.

We also consent to the reference to our firm as experts in matters of accounting and audit in this Registration Statement.

/s/ Smythe Ratcliffe LLP

Smythe Ratcliffe LLP
Chartered Accountants

Vancouver, British Columbia, Canada

April 2, 2007